Exhibit (e)

CONSENT OF INDEPENDENT AUDITORS

To the Executive Board of FMS Wertmanagement:

We hereby consent to the incorporation by reference in the Registration Statement (No. 333-215186) under Schedule B of FMS Wertmanagement of our report dated March 17, 2017 relating to the annual financial statements of FMS Wertmanagement, which appear in the Annual Report on Form 18-K for the fiscal year ended December 31, 2016.

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft

Munich

June 30, 2017